         As filed with the Securities and Exchange Commission on August 13, 1999
                                                   Registration No. 333
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                                ----------------

                              CONNETICS CORPORATION
             (Exact name of Registrant as specified in its charter)

          Delaware                                         94-3173928
 (State of incorporation)                   (I.R.S. Employer Identification No.)

                             3400 West Bayshore Road
                               Palo Alto, CA 94303
                    (Address of principal executive offices)

                             -----------------------

                                 1994 Stock Plan
                           1995 Directors' Stock Plan
                          1998 Supplemental Stock Plan
                                 2000 Stock Plan

                             -----------------------

                                Thomas G. Wiggans
                      President and Chief Executive Officer
                              CONNETICS CORPORATION
                             3400 West Bayshore Road
                               Palo Alto, CA 94303
                                 (650) 843-2800
 (Name, address and telephone number, including area code, of agent for service)

                             -----------------------

               (Calculation of Registration Fee on following page)

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                         CALCULATION OF REGISTRATION FEE
                                                                     Proposed Maximum        Proposed Maximum
                                                 Maximum Amount     Offering Price Per      Aggregate Offering       Amount of
                                                     to be               Share(2)               Price (2)           Registration
     Title of Securities to be Registered        Registered(1)                                                          Fee
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock, $0.001 par value
   To be issued under:

       1994 Stock Plan                           500,000 Shares        $6.532 (3)               $3,266,000            $907.95

       1995 Directors' Stock Plan                150,000 Shares        $6.532 (3)                 $979,800            $272.38

       1998 Supplemental Stock Plan              274,250 Shares        $5.724(4)                $1,564,807            $436.41

       2000 Stock Plan                           600,000 Shares        $6.532 (2)               $3,919,200            $1,089.54

------------------------------------------------------------------------------------------------------------------------------------

                  TOTAL                        1,524,250 Shares                                 $9,734,807            $2,706.28

-----------------
(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under any of the referenced plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)  Estimated solely for the purpose of determining the registration fee.

(3) Computed in accordance with Rule 457(h) and Rule 457(c) of the Securities Act. The estimated exercise price of $6.532 was computed in accordance with Rule 457(c) by averaging the high and low prices of the Company's Common Stock as reported on The Nasdaq National Market on July 30, 1999.

(4) Computed in accordance with Rule 457(h) of the Securities Act, based on the weighted average exercise price of $5.724 per share covering options granted under the 1998 Supplemental Stock Plan.


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

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration
Statement:

     a. The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A filed with the Commission on December 8, 1995, including any amendment thereto or report filed for the purpose of updating such description (File No. 0-27406).

     b. The description of the Company's Preferred Share Purchase Rights set forth in the Company's Registration Statement on Form 8-A filed with the Commission on May 23, 1997, including any amendment thereto or report filed for the purpose of updating such description (File No. 0-27406).

     c. The Company's Registration Statement on Form S-8, effective May 31, 1996, as amended June 30, 1997 and July 2, 1998 (File No. 333-04985).

     d. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed March 31, 1999 (File No. 0-27406).

     e. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed May 13, 1999 (File No. 0-27406).

     f. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed August 11, 1999 (File No. 0-27406).

     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Certain legal matters with respect to the legality of the issuance of the shares of Common Stock registered hereunder will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304.

Item 6. Indemnification of Officers and Directors.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred)

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

arising under the Securities Act of 1933. Article IX of the Registrant's Amended and Restated Certificate of Incorporation and Article VII, Section 6 of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors and maintains director and officer liability insurance.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits. See Index to Exhibits (page 7).

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California.

                                   Connetics Corporation
                                   a Delaware corporation



                                   By: /s/ JOHN L. HIGGINS
                                      ------------------------------------------
                                      John L. Higgins
                                      Vice President, Finance and Administration
                                      and Chief Financial Officer

Date: August 12, 1999


                                POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas G. Wiggans and John L. Higgins, jointly and severally, his attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-facts and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                                       Title                                         Date
---------                                                       -----                                         ----
Principal Executive Officer:

/s/ THOMAS G. WIGGANS                            President, Chief Executive Officer                     August 11, 1999
------------------------------------                         and Director
Thomas G. Wiggans

Principal Financial and Accounting Officer:

/s/ JOHN L. HIGGINS                              Vice President, Finance and Administration and         August 11, 1999
------------------------------------                       Chief Financial Officer
John L. Higgins

Chairman of the Board:

/s/ G. KIRK RAAB                                                Director                                August 11, 1999
------------------------------------
G. Kirk Raab

Signature                                                       Title                                         Date
---------                                                       -----                                         ----

Additional Directors:

/s/ Alexander E. Barkas                                       Director                                  August 11, 1999
------------------------------------
Alexander E. Barkas

/s/ Eugene A. Bauer                                           Director                                  August 11, 1999
------------------------------------
Eugene A. Bauer

/s/ Brian H. Dovey                                            Director                                  August 11, 1999
------------------------------------
Brian H. Dovey

/s/ John C. Kane                                              Director                                  August 11, 1999
------------------------------------
John C. Kane

/s/ Thomas D. Kiley                                           Director                                  August 11, 1999
------------------------------------
Thomas D. Kiley

/s/ Joseph J. Ruvane, Jr.                                     Director                                  August 11, 1999
------------------------------------
Joseph J. Ruvane, Jr.


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

                                INDEX TO EXHIBITS

Exhibit
Number
-------
  4.1       1994 Stock Plan, as amended, and form of Option Agreement

  4.2       1995 Directors' Stock Plan, as amended, and form of Option Agreement

  4.3 *     1998 Supplemental Stock Plan (previously filed as Exhibit 10.60 to the Company's
            Annual Report on Form 10-K for the fiscal year ended December 31, 1998)

  4.4       2000  Stock  Plan and form of Option  Agreement

  5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

 23.1       Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in
            Exhibit 5.1)

 23.2       Consent of Ernst & Young LLP, Independent Auditors

 24.1       Power of Attorney (see page 5)

*    Previously filed.

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